UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                   Form 8 - K
                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934
                Date of Report (Date of earliest event reported)
                                November 29, 2000

                                PMC-Sierra, Inc.
             (Exact name of registrant as specified in its charter)


  Delaware                         0-19084                     94-2925073
----------------------     ---------------------     ---------------------------
State of incorporation    Commission File Number     IRS Employer Identification



                            900 East Hamilton Avenue
                                    Suite 250
                               Campbell, CA 95008
                    (address of principal executive offices)
              Telephone number, including area code: (408) 626-2000

Item 5. Other Items

On August 24, 2000, Registrant completed the acquisition of Quantum Effect Devices, Inc., a publicly traded Delaware corporation located in Santa Clara, California, in accordance with the Reorganization Agreement dated July 11, 2000 between Registrant and QED. QED designs, develops and markets embedded microprocessor solutions targeted at communications, consumer appliance and office automation markets.


Registrant is filing this report to provide historical financial statements and additional disclosure to reflect combined operating results of Registrant and QED.


Item 7. Financial Statements and Exhibits



                                                                            Year Ended December 31, (1)
                                                                    (in thousands, except for per share data)
                                                    ---------------------------------------------------------------------------
                                                      1999 (2)        1998 (3)          1997 (4)        1996 (5)       1995 (6)
STATEMENT OF OPERATIONS DATA:

Net revenues                                         $ 294,743        $ 172,416        $ 139,337       $ 193,992      $ 198,637
Gross profit                                           222,114          128,359          105,274          99,044        101,527
Research and development                                85,808           52,124           34,608          37,650         30,240
In process research and development                          -           39,176                -           7,783              -
Impairment of intangible assets                              -            4,311                -               -              -
Marketing, general and administrative                   52,435           33,361           26,502          32,448         31,243
Costs of merger                                            866                -                -               -              -
Purchase price adjustment - compensation                     -                -                -               -         10,624
Restructuring and other charges                              -                -           (1,383)         64,670              -
Income (loss) from operations                           81,093           (1,528)          45,247         (43,507)        29,420
Gain on sale of investments                             26,800                -                -               -              -
Income (loss) from continuing operations                74,439          (21,587)          30,535         (51,774)        25,502
Loss from discontinued operations                            -                -                -               -        (22,497)
Net income (loss)                                       74,439          (21,587)          30,535         (51,774)         3,005

Net income (loss) per share - basic:  (7)
>From continuing operations                              $ 0.51          $ (0.16)          $ 0.24         $ (0.43)        $ 0.23
>From discontinued operations                                 -                -                -               -          (0.20)
                                                    ----------------------------------------------------------------------------
Net income (loss)                                       $ 0.51          $ (0.16)          $ 0.24         $ (0.43)        $ 0.03
                                                    ============================================================================

Net income (loss) per share - diluted: (7)
>From continuing operations                              $ 0.47          $ (0.16)          $ 0.23         $ (0.43)        $ 0.22
>From discontinued operations                                 -                -                -               -          (0.19)
                                                    ----------------------------------------------------------------------------
Net income (loss)                                       $ 0.47          $ (0.16)          $ 0.23         $ (0.43)        $ 0.03
                                                    ============================================================================


Shares used in per share calculation - basic           146,064          137,030          127,767         121,177        110,134
Shares used in per share calculation - diluted         159,770          137,030          134,133         121,177        117,235


BALANCE SHEET DATA:

Cash, cash equivalents and short-term investments    $ 206,286        $  99,901        $  76,060       $  47,760      $  54,663
Working capital                                        186,011           82,380           61,752          24,004         39,438
Total assets                                           380,697          224,215          161,454         140,129        197,405
Long-term debt (including current portion)               8,760           16,369           16,873          24,637         12,718
Stockholders' equity                                   258,076          139,297           94,232          54,324         90,106



(1) The Company's fiscal year ends on the last Sunday of the calendar year. The reference to December 31 has been used as the fiscal year end for ease of presentation.
(2) Results for the year ended December 31, 1999 includes gains of $26.8 million and the related tax provision of $3.6 million on sale of investments and a $0.9 million charge for costs of merger for the acquisition of Abrizio Inc.
(3) Results for the year ended December 31, 1998 include an in process research and development charge of $39.2 million and a charge for impairment of intangible assets of $4.3 million.
(4) Results for the year ended December 31, 1997 include a recovery of $1.4 million from the reversal of the excess accrued restructure charge resulting from the conclusion of the restructuring.
(5) Results for the year ended December 31, 1996 include a restructuring charge of $69.4 million related to Company's exit from the modem chipset business and the associated restructuring of its non-networking operations, and a $7.8 million in process research and development charge.
(6) Results for the year ended December 31, 1995 include a $10.6 million purchase price adjustment relating to the finalization of the acquisition of the Company's Canadian networking product operations.
(7) Reflects 2-for-1 stock splits effective February 2000, May 1999 and October 1995.

Report of Deloitte & Touche LLP, Independent Auditors

The Board of Directors of PMC-Sierra, Inc.

We have audited the accompanying consolidated balance sheets of PMC-Sierra, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PMC-Sierra, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles in the United States.



/s/ DELOITTE & TOUCHE LLP

Vancouver, British Columbia
January 17, 2000 (November 21, 2000, as to Note 2 and 14)



PMC-Sierra, Inc.
CONSOLIDATED BALANCE SHEETS

                                                                                      December 31,
                                                                             ----------------------------
(IN THOUSANDS, EXCEPT PAR VALUE)                                                  1999            1998
---------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                     $ 93,534       $  49,008
  Short-term investments                                                         112,752          50,893
  Restricted cash                                                                  2,000               -
  Accounts receivable, net of allowance for doubtful accounts of $ 1,544          42,209          28,617
    ($1,128 in 1998)
  Inventories, net                                                                14,277           5,216
  Deferred income taxes                                                            9,270           1,506
  Prepaid expenses and other current assets                                        8,967           5,134
  Short-term deposits for wafer fabrication capacity                               4,637           4,000
-----------------------------------------------------------------------------------------    ------------
    Total current assets                                                         287,646         144,374

  Property and equipment, net                                                     51,461          36,432
  Goodwill and other intangible assets, net of accumulated amortization
    of $9,961 ($6,455 in 1998)                                                    15,280          19,629
  Investments and other assets                                                    11,827           4,660
  Deposits for wafer fabrication capacity                                         14,483          19,120
-----------------------------------------------------------------------------------------    ------------
                                                                               $ 380,697       $ 224,215
                                                                             ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                17,195          11,262
  Accrued liabilities                                                             20,008          17,686
  Deferred income                                                                 34,657          12,947
  Income taxes payable                                                            25,912          13,910
  Current portion of obligations under capital leases and long-term debt           3,863           6,189
                                                                             ------------    ------------
    Total current liabilities                                                    101,635          61,994

Deferred income taxes                                                              9,091           4,357
Noncurrent obligations under capital leases and long-term debt                     4,897          10,180

Commitments and contingencies (Note 6)
PMC special shares convertible into 4,242 (5,036 in 1998) shares of                6,998           8,387
    common stock

Stockholders' equity

Convertible preferred stock and additional paid in capital                        39,949          20,470
Preferred stock, par value $0.001; 5,000 shares authorized:                                            -
   none issued or outstanding in 1999 and 1998
Common stock and additional paid in capital, par value $0.001;
     200,000 shares authorized (100,000 shares in 1998)
     146,516 shares issued and outstanding (133,206 in 1998)                     230,287         203,301
Deferred stock compensation                                                       (5,238)         (3,113)
Accumulated deficit                                                               (6,922)        (81,361)
-----------------------------------------------------------------------------------------    ------------
Total stockholders' equity                                                       258,076         139,297
-----------------------------------------------------------------------------------------    ------------
                                                                               $ 380,697       $ 224,215
                                                                             ============    ============

See notes to consolidated financial statements.


PMC-Sierra, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    Year Ended December 31,
                                                         --------------------------------------------

(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)             1999              1998               1997
------------------------------------------------------------------    --------------     ------------


Net revenues                                            $ 294,743        $ 172,416         $ 139,337

Cost of revenues                                           72,629           44,057            34,063
                                                       -----------      ----------         ---------

  Gross profit                                            222,114          128,359           105,274


Other costs and expenses:
  Research and development                                 82,425           50,890            34,608
  Marketing, general and administrative                    51,061           33,224            26,502
  Amortization of deferred stock compensation:
    Research and development                                3,383            1,234                 -
    Marketing, general and administrative                   1,374              137                 -
  Amortization of goodwill                                  1,912              915               300
  Costs of merger                                             866                -                 -
  Acquisition of in process research and development            -           39,176                 -
  Impairment of intangible assets                               -            4,311                 -
  Restructuring and other costs                                 -                -            (1,383)
-----------------------------------------------------------------------------------------------------
Income (loss) from operations                              81,093           (1,528)           45,247

Interest and other income, net                              7,883            2,916             1,104
Gain on sale of investments                                26,800                -                 -
-----------------------------------------------------------------------------------------------------
Income before provision for income taxes                  115,776            1,388            46,351

Provision for income taxes                                 41,337           22,975            15,816
-----------------------------------------------------------------------------------------------------
Net income (loss)                                       $  74,439        $ (21,587)        $  30,535
                                                       ==============================================

Net income  (loss) per common share - basic             $    0.51        $   (0.16)        $    0.24
                                                       ==============================================

Net income (loss) per common share - diluted            $    0.47        $   (0.16)        $    0.23
                                                       ==============================================

Shares used in per share calculation - basic              146,064          137,030           127,767
Shares used in per share calculation - diluted            159,770          137,030           134,133


See notes to consolidated financial statements.



PMC-Sierra, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                 Convertible
                                                Preferred Stock               Common Stock
                                 Convertible    and Additional               and Additional
                                  Preferred       Paid in      Common Stock    Paid in      Deferred                       Total
                                 Stock Number     Capital       Number of      Capital        Stock       Accumulated  Stockholders'
(IN THOUSANDS)                     Of Shares      Amount         Shares(1)     Amount(1)   Compensation     Deficit       Equity
------------------------------------------------------------------------------------------------------------------------------------

Balances at December 31, 1996     4,300        $ 8,520         116,968       $136,113       $     -        $(90,309)     $ 54,324
Conversion of special shares
  into common stock                   -              -           1,276          1,701             -               -         1,701
Issuance of common stock
  under stock benefit plans           -              -           5,784          7,672             -               -         7,672
Net income                            -              -               -              -             -          30,535        30,535
----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997     4,300          8,520         124,028        145,486             -         (59,774)       94,232
Conversion of special shares
  into common stock                   -              -           1,436          2,406             -               -         2,406
Issuance of preferred stock       4,800         11,950               -              -             -               -        11,950
Issuance of common stock
  under stock benefit plans           -              -           6,082         22,704             -               -        22,704
Issuance of common stock and
  stock options to acquire
  Integrated Telecom Technology,Inc.  -              -           1,660         28,221             -               -        28,221
Deferred stock compensation           -              -               -          4,484        (4,484)              -             -
Amortization of deferred
  stock compensation                  -              -               -              -         1,371               -         1,371
Net loss                              -              -               -              -             -         (21,587)      (21,587)
----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1998     9,100        $20,470         133,206       $203,301       $(3,113)       $(81,361)     $139,297
Conversion of special shares
  into common stock                   -              -             792          1,389             -               -         1,389
Issuance of preferred stock       4,519         19,479               -              -             -               -        19,479
Issuance of common stock
  under stock benefit plans           -              -          12,430         18,640             -               -        18,640
Conversion of warrants
  into common stock                   -              -              88             75             -               -            75
Deferred stock compensation           -              -               -          6,882        (6,882)              -             -
Amortization of deferred              -              -               -              -         4,757               -         4,757
  stock compensation
Net income                            -              -               -              -             -          74,439        74,439
----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1999    13,619        $39,949         146,516       $230,287       $(5,238)       $ (6,922)     $258,076
                                 =================================================================================================


(1) Includes exchangeable shares.

See notes to consolidated financial statements.



PMC-Sierra, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Year ended December 31,
                                                                    --------------------------------------------

(IN THOUSANDS)                                                         1999            1998              1997
----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income (loss)                                                   $ 74,439       $ (21,587)       $  30,535
  Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation of plant and equipment                                 19,805          12,916            8,802
    Amortization of intangibles                                          3,599           2,850            1,363
    Amortization of deferred stock compensation                          4,757           1,371                -
    Deferred income taxes                                               (3,030)         (1,083)           3,662
    Equity in income of investee                                          (792)              -                -
    Gain on sale of investments                                        (26,800)              -                -
    Acquisition of in process research and development                       -          39,176                -
    Impairment of intangible assets                                          -           4,311                -
    Loss on disposal of equipment                                            -               -              258
    Recovery related to restructuring provision                              -               -           (1,383)
Changes in operating assets and liabilities
    Accounts receivable                                                (13,592)        (10,545)          (2,004)
    Inventories                                                         (9,061)         (1,462)           4,662
    Prepaid expenses and other                                          (2,693)         (2,439)           1,489
    Accounts payable and accrued liabilities                             8,657           2,783              816
    Income taxes payable                                                12,002           5,621            4,746
    Deferred income                                                     21,710           9,666            1,201
    Accrued restructuring costs                                              -               -          (14,942)
    Net liabilities associated with discontinued operations                  -            (301)          (1,299)
                                                                     ----------    -----------      -----------
      Net cash provided by operating activities                         89,001          41,277           37,906
                                                                     ----------    -----------      -----------

Cash flows from investing activities:
  Purchases of short-term investments                                 (137,556)        (53,001)         (59,187)
  Proceeds from sales and maturities of short-term investments          75,697          43,442           24,877
  Restricted cash                                                       (2,000)              -                -
  Purchases of plant and equipment                                     (34,221)        (23,535)          (9,844)
  Proceeds from sale of equipment and capacity assets                        -               -            7,631
  Purchase of investments                                               (8,500)              -           (3,000)
  Proceeds from sale of investments                                     28,628               -                -
  Purchase of intangible assets                                           (411)              -                -
  Proceeds from refund of wafer fabrication deposits                     4,000           4,000                -
  Payment for purchase of Integrated Telecom Technology, Inc.,
    net of cash acquired                                                     -         (27,165)               -
  Purchase of other in process research and development                      -          (1,419)               -
                                                                     ----------    ------------      -----------
Net cash used in investing activities                                  (74,363)        (57,678)         (39,523)
                                                                     ----------    ------------      -----------

Cash flows from financing activities:
  Proceeds from notes payable and long-term debt                         2,971           1,933            3,346
  Repayment of notes payable and long-term debt                         (2,687)           (764)          (3,593)
  Proceeds from sale/leaseback of equipment                                  -             140            1,114
  Principal payments under capital lease obligations                    (8,590)         (5,280)         (12,932)
  Proceeds from issuance of common stock                                18,715          22,704            7,672
  Proceeds from issuance of preferred  stock                            19,479          11,950                -
                                                                     ----------    ------------      -----------
    Net cash provided by (used in) financing activities                 29,888          30,683           (4,393)
                                                                     ----------    ------------      -----------

Net increase (decrease) in cash and cash equivalents                    44,526          14,282           (6,010)
Cash and cash equivalents, beginning of the period                      49,008          34,726           40,736
                                                                     ----------    -----------      ------------
Cash and cash equivalents, end of the period                          $ 93,534       $  49,008        $  34,726
                                                                     ==========    ===========      ============

Supplemental disclosures for cash flow information:
  Cash paid for interest                                              $  1,058       $   1,315        $   2,053
  Cash paid for income taxes                                            33,123          13,001            6,772

Supplemental disclosures of non-cash investing and
    financing activities:
Issuance of common stock and stock options to acquire
    Integrated Telecom Technology, Inc.                                      -          28,221              -
Capital lease obligations incurred for purchase of property
    and equipment                                                          408             689            3,780
Notes payable issued for purchase of property and equipment              2,206             757               -
Conversion of PMC-Sierra special shares into common stock                1,389           2,406            1,701



See notes to consolidated financial statements.

NOTE 1.   Summary of Significant Accounting Policies

Description of business. PMC-Sierra, Inc (the "Company" or "PMC-Sierra") provides customers with internetworking semiconductor system solutions for high speed transmission and networking systems.

Basis of presentation. The accompanying consolidated financial statements include the accounts of PMC-Sierra, Inc. and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated. The Company's fiscal year ends on the last Sunday of the calendar year. For ease of presentation, the reference to December 31 has been utilized as the fiscal year end for all financial statement captions. Fiscal years 1999, 1998 and 1997 each consisted of 52 weeks. The Company's reporting currency is the United States dollar.

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities as of the dates and for the periods presented. Estimates are used for, but not limited to, the accounting for doubtful accounts, inventory reserves, depreciation and amortization, sales returns, warranty costs, taxes and contingencies. Actual results may differ from those estimates.

Cash, cash equivalents and short-term investments. Cash equivalents are defined as highly liquid debt instruments with original maturities at the date of acquisition of 90 days or less that have insignificant interest rate risk. Short-term investments are defined as money market instruments with original maturities greater than 90 days, but less than one year.

Under Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, management classifies investments as available-for-sale or held-to-maturity at the time of purchase and re-evaluates such designation as of each balance sheet date. Investments classified as held-to-maturity securities are stated at amortized cost with corresponding premiums or discounts amortized against interest income over the life of the investment.

Marketable equity and debt securities not classified as held-to-maturity are classified as available-for-sale and reported at fair value. Unrealized gains and losses on these investments are included in equity as a separate component of stockholders' equity. The cost of securities sold is based on the specific identification method.

As at December 31, 1999 and 1998, the Company's short-term investments consisted of held-to-maturity and/or available-for-sale investments, and their carrying value was substantially the same as their market value. Proceeds from sales and realized gains or losses on sales of available-for-sale securities for all years presented were immaterial.

As of December 31, 1999, $6.1 million of short-term investments related to available-for-sale securities (1998 - nil).

Restricted cash. At December 31, 1999, the Company had restricted cash of $2.0 million which was released from restriction on June 30, 2000.

Inventories. Inventories are stated at the lower of cost (first-in, first out) or market (estimated net realizable value).

The components of inventories are as follows:


                                     December 31,
                            -------------------------
(IN THOUSANDS)                1999               1998
-----------------------------------------------------
Work-in-progress          $ 10,275           $  2,590
Finished goods               4,002              2,626
-----------------------------------------------------
                          $ 14,277           $  5,216
                         ============================


Property and equipment, net. Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from two to five years, or the applicable lease term, whichever is shorter. The carrying value of property and equipment is reviewed periodically for any permanent impairment in value.

The components of property and equipment are as follows:

                                    December 31,
                             ------------------------
(IN THOUSANDS)                 1999            1998
-----------------------------------------------------
Machinery and equipment      $ 91,160        $ 62,504
Leasehold improvements          5,371           2,709
Furniture and fixtures          5,037           3,024
Building                          701             693
-----------------------------------------------------
Total cost                    102,269          68,930
Accumulated depreciation      (50,808)        (32,498)
-----------------------------------------------------
                             $ 51,461        $ 36,432
                             ========================


The Company leases furniture and equipment under long-term capital leases. Accordingly, capitalized costs of approximately $6,171,000 and $19,035,000 at December 31, 1999 and 1998, respectively, and accumulated amortization of approximately $4,549,000 and $12,434,000, respectively, are included in property and equipment.

Goodwill and other intangible assets. Goodwill, developed and core technology and other intangible assets are carried at cost less accumulated amortization, and are being amortized on a straight-line basis over the economic lives of the respective assets, generally three to seven years. Among other considerations, to assess impairment, the Company periodically estimates undiscounted future cash flows to determine if they exceed the unamortized balance of the related intangible asset.

The components of goodwill and other intangible assets, net arose from the following acquisitions:

                                                        December 31,
                                                  ------------------------
(IN THOUSANDS)                                        1999            1998
--------------------------------------------------------------------------

PMC-Sierra, Ltd.                                  $  5,390        $  6,665
Bipolar Integrated Technology, Inc.                    170             216
Integrated Telecom Technology, Inc.                  9,720          12,748
--------------------------------------------------------------------------
                                                  $ 15,280        $ 19,629
                                                  ========================

Investments in Non-Public Companies. The Company has certain investments in non-publicly traded companies in which it has less than 20% of the voting rights and in which it does not exercise significant influence. These investments are carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying value when necessary.

Investments in Equity Accounted Investees. Investees in which the Company has between 20% and 50% of the voting rights, and in which the Company exercises significant influence, are accounted for using the equity method.

Deposits for wafer fabrication capacity. Two independent foundries supply substantially all of the Company's products. Under wafer supply agreements with these foundries, the Company has deposits of $19.1 million (1998 - $23.1 million) to secure access to wafer fabrication capacity. During 1999, the Company purchased $30.5 million ($18.3 million and $13.2 million in 1998 and 1997, respectively) from these foundries. Purchases in any year may or may not be indicative of any future period since wafers are purchased based on current market pricing and the Company's volume requirements change in relation to sales of its products.

In each year, the Company is entitled to receive a refund of a portion of the deposits based on the annual purchases from these suppliers compared to the target levels in the wafer supply agreements. Based on 1999 purchases, the Company is entitled to receive a $4.6 million refund from these suppliers in the first quarter of 2000. If the Company does not receive back the balance of its deposits during the term of the agreements, then the outstanding deposits will be refunded to the Company at the termination of the agreements.

Accrued liabilities.  The components of accrued liabilities are as follows:

                                                       December 31,
                                              ---------------------------
(IN THOUSANDS)                                    1999               1998
-------------------------------------------------------------------------

Accrued compensation and benefits             $  9,202         $    6,510
Accrued royalties                                    -                175
Other accrued liabilities                       10,806             11,001
-------------------------------------------------------------------------
                                              $ 20,008         $   17,686
                                              ===========================


Foreign currency translation. For all foreign operations, the U.S. dollar is the functional currency. Assets and liabilities in foreign currencies are translated using the exchange rate at the balance sheet date. Revenues and expenses are translated at average rates of exchange during the year. Gains and losses from foreign currency transactions are included in interest and other income, net.

Fair value of financial instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

The  Company's   carrying  value  of  cash  and  cash  equivalents,   short-term
investments, accounts receivable, accounts payable and accrued liabilities approximates fair value because the instruments have a short-term maturity.

The fair value of the Company's long-term debt and obligations under capital leases at December 31, 1999 and 1998 also approximates their carrying value.

The fair value of the deposits for wafer fabrication capacity is not practicably determinable.

Concentrations.  The Company maintains its cash, cash equivalents and short-term
investments  in  investment  grade  financial   instruments  with   high-quality
financial institutions, thereby reducing credit risk concentrations.

At December 31, 1999, approximately 43% (1998 - 38%) of accounts receivable represented amounts due from one of the Company's distributors. The Company believes that this concentration and the concentration of credit risk resulting from trade receivables owing from high-technology industry customers is substantially mitigated by the Company's credit evaluation process, large number of customers, relatively short collection terms, and the geographical dispersion of sales. The Company generally does not require collateral security for outstanding amounts.

The Company relies on a limited number of suppliers for wafer fabrication capacity.

Revenue recognition. Revenues from product sales direct to customers and minor distributors are recognized at the time of shipment. The Company accrues for warranty costs, sales returns and other allowances at the time of shipment based on its experience. Certain of the Company's product sales are made to major distributors under agreements allowing for price protection and/or right of return on products unsold. Accordingly, the Company defers recognition of revenue on such sales until the products are sold by the distributors.


Interest and other income, net. The components of interest and other income, net are as follows:

                                               Year Ended December 31,
                                     ----------------------------------------
(IN THOUSANDS)                           1999           1998            1997
-----------------------------------------------------------------------------

Interest income                      $  8,449      $   4,369       $   3,581
Interest expense (*)                   (1,526)        (1,412)         (2,324)
Equity in income of investee              792              -               -
Other                                     168            (41)           (153)
-----------------------------------------------------------------------------
                                     $  7,883      $   2,916       $   1,104
                                     ========================================

* consists primarily of interest on long-term and obligations under capital leases.

Income taxes. Income taxes are reported under Statement of Financial Accounting Standards No. 109 and, accordingly, deferred income taxes are recognized using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and operating loss and tax credit carryforwards.

Net income (loss) per common share. Basic net income (loss) per share is computed using the weighted average number of shares outstanding during the period. The PMC-Sierra Ltd. Special Shares have been included in the calculation of basic net income (loss) per share. Diluted net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options and warrants.

Share and per share data presented reflect the two-for-one stock splits effective February 2000 and May 1999.

Segment reporting. In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 uses a management approach to report financial and descriptive information about a Company's operating segments. Operating segments are revenue-producing components of the Company for which separate financial information is produced internally for the Company's management. Under this definition, the Company operated, for all periods presented, in two segments: networking and non-networking products.

Comprehensive income. Under Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, the Company is required to report total comprehensive income and comprehensive income per share. Comprehensive income is defined as changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. The Company has no comprehensive income items, other than the net income or loss in any of the years presented.

Recently issued accounting standards. In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 will require the recognition of all derivatives on the Company's consolidated balance sheet at fair value. The FASB has subsequently delayed implementation of the standard to the financial years beginning after June 15, 2000. The Company expects to adopt the new Statement effective January 1, 2001. The impact on the Company's financial statements is not expected to be material.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101(SAB 101), Revenue Recognition, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The Company believes the adoption of SAB 101 will not have a material impact on the Company's financial position and results of operations. The Company is required to adopt SAB 101 no later than the fourth quarter of fiscal 2000.


Reclassifications. Certain prior year amounts have been reclassified in order to conform with the 1999 presentation.


NOTE 2. Business Combinations and Investments in Other Companies

Acquisition of Quantum Effect Devices, Inc.
-------------------------------------------
In August 2000, the Company acquired Quantum Effect Devices, Inc., a public company located in the United States. QED develops embedded microprocessors that perform information processing in networking equipment. Under the terms of the agreement, approximately 12,300,000 shares of common stock were exchanged and options assumed to acquire QED.

The transaction was accounted for as a pooling of interests and accordingly, all prior periods have been restated.

During the quarter ended September 24, 2000, PMC-Sierra recorded merger-related transaction costs of $23,180,000 related to the acquisition of QED. These charges, which consist primarily of investment banking and other professional fees, were included under costs of merger in the Condensed Consolidated Statements of Operations in the quarter ended September 24, 2000.


Acquisition of Extreme Packet Devices, Inc.
-------------------------------------------
In April 2000, the Company acquired Extreme Packet Devices, Inc., a privately held fabless semiconductor company located in Canada. Extreme specializes in developing semiconductors for high speed IP and ATM traffic management at 10 Gigabits per second rates. PMC-Sierra issued approximately 2,000,000 exchangeable shares (see note 8) and PMC-Sierra stock options in exchange for all of the outstanding equity securities and options of Extreme.

The transaction was accounted for as a pooling of interests and accordingly, all prior periods have been restated.

During the quarter ended June 25, 2000, PMC-Sierra recorded merger-related transaction costs of $5,776,000 related to the acquisition of Extreme. These charges, which consist primarily of investment banking and other professional fees, were included under costs of merger in the Condensed Consolidated Statements of Operations in the quarter ended June 25, 2000.


Acquisition of AANetcom, Inc.
----------------------------
In March 2000, the Company acquired AANetcom, Inc., a privately held fabless semiconductor company located in the United States. AANetcom's technology is designed for use in gigabit or terabit switchers and routers, telecommunication access equipment, and optical networking switches in applications ranging from the enterprise to the core of the Internet. PMC-Sierra issued approximately 4,800,000 shares of PMC-Sierra common stock in exchange for all of the outstanding equity securities and options of AANetcom.

The transaction was accounted for as a pooling of interests and accordingly, all prior periods have been restated.

During the quarter ended March 26, 2000, PMC-Sierra recorded merger-related transaction costs of $7,368,000 related to the acquisition of AANetcom. These charges, which consist primarily of investment banking and other professional fees, were included under costs of merger in the Condensed Consolidated Statements of Operations in the quarter ended March 26, 2000.


Acquisition of Toucan Technology Ltd.
------------------------------------
In January 2000, the Company acquired Toucan Technology Ltd., a privately held integrated circuit design company located in the Ireland. Toucan offers expertise in telecommunications semiconductor design. At December 31, 1999, the Company owned seven per cent of Toucan and purchased the remainder for approximately 300,000 shares of PMC-Sierra common stock and PMC-Sierra stock options.

The transaction was accounted for as a pooling of interests and accordingly, all prior periods have been restated.

During the quarter ended March 26, 2000, PMC-Sierra recorded merger-related transaction costs of $534,000 related to the acquisition of Toucan. These charges, which consist primarily of investment banking and other professional fees, were included under costs of merger in the Condensed Consolidated Statements of Operations in the quarter ended March 26, 2000.

The historical results of operations of the Company, Toucan, AANetcom, Extreme and QED for the periods prior to the mergers are as follows:

                                            Year Ended December 31,
                                ----------------------------------------
(IN THOUSANDS)                       1999            1998           1997
------------------------------------------------------------------------
Net revenues

PMC, as previously reported     $ 262,477      $  161,812      $ 127,166
Toucan                                 24             739          1,932
AANetcom                              780             830             -
Extreme                                -               -              -
QED                                31,462           9,035         10,239
------------------------------------------------------------------------
Combined                        $ 294,743      $  172,416      $ 139,337
                                ========================================


Net income (loss)

PMC, as previously reported     $  90,020      $  (5,945)      $  34,184
Toucan                               (221)        (1,057)            191
AANetcom                           (6,210)        (1,733)           (349)
Extreme                            (1,987)             -               -
QED                                (7,163)       (12,852)         (3,491)
-------------------------------------------------------------------------
Combined                        $  74,439      $ (21,587)      $  30,535
                                =========================================


Acquisition of Abrizio, Inc.
----------------------------
In 1999, the Company acquired Abrizio, Inc., a fabless semiconductor company that specializes in broadband switch chip fabrics used in core ATM switches, digital cross-connects, and terabit routers. PMC-Sierra issued approximately 8,704,000 shares in PMC-Sierra common stock and PMC-Sierra stock options in exchange for all of the outstanding equity securities and options of Abrizio.

The transaction was accounted for as a pooling of interests and accordingly, all prior periods have been restated.

During the quarter ended September 26, 1999, PMC-Sierra recorded merger-related transaction costs of $866,000 related to the acquisition of Abrizio. These charges, which consist primarily of investment banking and other professional fees, have been included under costs of merger in the Consolidated Statements of Operations.

The historical results of operations of the Company and Abrizio for the periods prior to the merger are as follows:


                                 Six Months
                                 Ended          Year Ended December 31,
                                 June 27,       ------------------------
                                 1999              1998            1997
                                 ---------------------------------------
(IN THOUSANDS)
------------------------------------------------------------------------
Net revenues
PMC                             $ 109,426      $  161,812      $ 127,166
Abrizio                               850            -             -
------------------------------------------------------------------------
Combined                        $ 110,276      $  161,812      $ 127,166
                                ========================================

Net income (loss)
PMC                             $  51,715     $   (2,878)      $  34,258
Abrizio                            (3,670)        (3,067)            (74)
-------------------------------------------------------------------------
Combined                        $  48,045      $  (5,945)      $  34,184
                                =========================================


Acquisition of Integrated Telecom Technology, Inc.
-------------------------------------------------
In 1998, the Company acquired Integrated Telecom Technology, Inc. in exchange for total consideration of $55.0 million consisting of cash paid to IGT stockholders of $17.8 million, cash paid to IGT creditors of $9.0 million and the balance of $28.2 million by the issuance of approximately 1,660,000 shares of common stock and options to purchase approximately 214,000 shares of common stock (based on the market value of PMC-Sierra common stock on the issuance date). The purchase price includes professional fees and other direct costs of the acquisition totaling $850,000. IGT was a fabless semiconductor company headquartered in Gaithersburg, Maryland with a development site in San Jose, California. Upon consummation of the transaction, IGT was merged with a wholly-owned subsidiary of the Company.

The acquisition was accounted for using the purchase method of accounting and the final allocation among tangible and intangible assets and liabilities was as follows (in thousands):



Tangible assets                                    $  4,598

Intangible assets:
       Developed and core technology                  7,830
       Assembled workforce                            1,050
       Goodwill                                       9,284

In process research and development ("IPR&D")        37,757

Liabilities                                          (4,669)
                                                 -----------
                                                   $ 55,850
                                                 ===========

The amount allocated to IPR&D of $37.8 million was expensed upon acquisition, as it was determined that the underlying projects had not reached technological feasibility, had no alternative future use and successful development was uncertain. In the allocation of the IGT acquisition purchase price to IPR&D consideration was given to the following for each in process project at the time of the acquisition:

- the present value of the forecasted cash flows and income that were expected to result from the projects;
-   the status of the projects;
-   completion costs;
-   project risks;
-   the value of core technology;  and
-   the stage of completion of the individual project.

In valuing core technology, the relative allocations to core technology and IPR&D were consistent with the relative contributions of each project. The value of IPR&D was determined based on efforts completed as of the date IGT was acquired.

As of the acquisition date, IGT had three development projects in process. In order to develop these projects into commercially viable products, the Company had to complete all planning, designing and testing activities necessary to establish that the products could be produced to meet their design requirements.

Project A was completed in the first quarter of 1999 and was in full production by the end of the year. Project B was in development in the fourth quarter of 1998 and was in full production by the first quarter of 1999. This was consistent with the initial estimates used in the valuation of the projects.

During the third quarter of 1998, the Company determined that the intangible value of Project C was impaired. The developed and core technology related to this project in process at the time of acquisition was determined not to be technologically feasible and had no alternative future use. As a result, the Company recognized an impairment of $4.3 million in intangible assets and related goodwill.


NOTE 3.  Investments and Other Assets

The components of Investments and Other Assets are as follows:


                                                        December 31,
                                               ----------------------------
(in thousands)                                       1999              1998

Investments in Non-Public companies             $   8,050        $    4,091
Investments in Equity Accounted Investee            3,506                 -
Other Assets                                          271               569
                                               ----------        ----------
                                                $  11,827        $    4,660
                                               ==========        ==========


Investments in Non-Public Companies
-----------------------------------
The Company has certain investments in non-publicly traded companies which are generally recorded at cost. In 1999, the Company made investments in various non-publicly traded companies for total cash consideration of $8.5 million (1998
- nil; 1997 - $3 million).

During the second quarter of 1999, the Company recognized a gain related to the disposition of its investment in IC Works, Inc. (ICW). ICW was purchased by Cypress Semiconductor, Inc. (Cypress), a publicly traded company. As part of the purchase agreement between ICW and Cypress, the Company's preferred shares in ICW, with a nominal book value, were exchanged for 923,600 common shares of Cypress which had a fair market value of approximately $8.6 million. During the same quarter, the Company sold 831,240 of the Cypress common shares resulting in a total pre-tax gain of $ 12.3 million. The remaining 92,360 Cypress common shares are subject to certain escrow restrictions, are not available for sale until first quarter of 2000 and are carried at the nominal book value of the Company's original investment in ICW.


Investments in Equity Accounted Investee
----------------------------------------
During the second quarter of 1999, the Company's investee, Sierra Wireless Inc., which was accounted for under the cost method, completed an initial public offering (IPO) in Canada. As part of this IPO, the Company's investment in non-voting preferred shares of Sierra Wireless were exchanged for 5.1 million common shares of Sierra Wireless, of which 1.7 million shares were sold as part of the IPO for a pre-tax gain of approximately $14.5 million.

As a result of these transactions, at December 31, 1999, the Company owned approximately 24% of the common shares of Sierra Wireless and accounts for its investment under the equity method. The difference between the carrying value of the investment and the underlying equity in net assets, representing negative goodwill in the amount of $7.4 million, is being amortized to equity in income of investee over a five year period. Included in Interest and other income, net for the year ended December 31, 1999, is equity in income of Sierra Wireless of $792,000.

As at December 31, 1999, the quoted market value of the Company's investment in Sierra Wireless was approximately $152.3 million. The common shares of Sierra Wireless held by the Company are subject to certain resale provisions.

NOTE 4.  Lines of credit

At December 31, 1999, the Company had available a revolving line of credit with a bank under which the Company may borrow up to $15 million with interest at the bank's alternate base rate (annual rate of 8.5% at December 31, 1999). The Company cannot pay cash dividends, or make material divestments without the prior written consent of the bank. The agreement expires in May 2001. At December 31, 1999 and December 31, 1998, there were no amounts outstanding under this agreement.

NOTE 5. Obligations Under Capital Leases and Long-Term Debt

Obligations under capital leases and long-term debt are as follows:


                                                               December 31,
                                                         -----------------------
(IN THOUSANDS)                                            1999            1998
--------------------------------------------------------------------------------

Obligations under capital leases with interest         $  2,084       $  11,217
  ranging from 7.4% to 17.9%

Various loans, secured by property and equipment,         4,146           2,110
  payable in annual installments of
  approximately $1,012,000 and with interest rates ranging from 6.25% to 12.3%

Various unsecured notes, with unspecified maturity        1,361           1,332
  dates and with interest rates ranging from 5% to 8%

Various unsecured notes, payable in various               1,169           1,710
  installments with interest rates
  ranging from 0% to 10%
--------------------------------------------------------------------------------
                                                          8,760          16,369
Less current portion                                     (3,863)         (6,189)
--------------------------------------------------------------------------------
                                                       $  4,897       $  10,180
                                                      ==========================


Future minimum lease payments at December 31, 1999 under capital leases are as follows:


Year Ending December 31  (in thousands)
-----------------------------------------------------------------------
2000                                                          $   1,533
2001                                                                586
2002                                                                100
2003                                                                  9
-----------------------------------------------------------------------
Total minimum lease payments                                      2,228
Less amount representing imputed interest                          (144)
-----------------------------------------------------------------------
Present value of future minimum lease payments                $   2,084
                                                             ===========

Future principal payments at December 31, 1999 of long-term debt are as follows:


Year Ending December 31 (in thousands)
-----------------------------------------------------------------------
2000                                                          $   2,420
2001                                                              3,473
2002                                                                736
2003                                                                 47
-----------------------------------------------------------------------
                                                              $   6,676
                                                             ==========

NOTE 6. Commitments and Contingencies

Operating leases. The Company leases its facilities under operating lease agreements, which expire at various dates through October 1, 2009. Total rent expense for the years ended December 31, 1999, 1998 and 1997 was $4.3 million, $2.3 million and $1.5 million, respectively.

Minimum future rental payments under these leases are as follows:


Year Ending December 31 (in thousands)
-----------------------------------------------------------------------
2000                                                          $   5,551
2001                                                              7,191
2002                                                              6,750
2003                                                              6,717
2004                                                              6,207
thereafter                                                       26,706
-----------------------------------------------------------------------
                                                              $  59,122
                                                              =========

Supply agreements. The Company has wafer supply agreements with two independent foundries, which expire in December 2000. Under these agreements, the suppliers are obligated to provide certain quantities of wafers per year. Neither of the agreements have minimum unit volume purchase requirements but the Company is obligated under one of the agreements to purchase in future periods a minimum percentage of its total annual wafer requirements, provided that the foundry is able to continue to offer competitive technology, pricing, quality and delivery.

Contingencies. In the normal course of business, the Company receives and makes inquiries with regard to possible patent infringements. Where deemed advisable, the Company may seek or extend licenses or negotiate settlements. Outcomes of such negotiations may not be determinable at any point in time; however, management does not believe that such licenses or settlements will, individually or in the aggregate, have a material adverse effect on the Company's financial position, results of operations or liquidity.

NOTE 7.  Special Shares

At December 31, 1999 and 1998, the Company maintained a reserve of 4,242,000 and 5,036,000 shares, respectively, of PMC-Sierra common stock to be issued to holders of PMC-Sierra,LTD (LTD) Special Shares and options to purchase LTD Special Shares. The holders of these Special Shares have the right to exchange one A Special Share for eight shares of the Company's common stock, and one B Special Share for 2.18448 shares of the Company's common stock.

These Special Shares of LTD are classified outside of stockholders' equity until such shares are exchanged for PMC-Sierra common stock. Upon exchange, amounts will be transferred from the LTD Special Shares account to the Company's common stock and additional paid-in capital on the consolidated balance sheet.


NOTE 8. Stockholders' Equity

Convertible Preferred Stock of QED. Included in stockholders' equity of the Company are QED $ 0.001 par value per share Series A, B, C, D convertible preferred shares. At December 31, 1999 and 1998, QED had authorized and outstanding convertible preferred shares as follows (in thousands):



                                      December 31, 1999               December 31, 1998
                            -------------------------------     -------------------------------
                Shares       Shares         Proceeds Net          Shares       Proceeds Net
               Authorized   Outstanding   of Issuance Costs     Outstanding   of Issuance Costs
             ---------------------------   ----------------     ------------  -----------------
Series A       1,800          1,800            $ 2,520              1,800         $  2,520
Series B       2,594          2,500              6,000              2,500            6,000
Series C       4,804          4,800             11,950              4,800           11,950
Series D       4,700          4,519             19,479                  -                -
            ---------     ----------      -------------        -----------      -----------
              13,898         13,619           $ 39,949              9,100         $ 20,470
            ---------     ----------      -------------        -----------      -----------


On February 1, 2000, QED completed its initial public offering of common stock. Simultaneously with the closing of the initial public offering, all issued and outstanding shares of QED's convertible preferred stock were automatically converted into 13,619,000 shares of QED common stock. All shares of common stock of QED were exchanged for shares of PMC-Sierra common stock at an exchange ratio of 0.385 (see Note 2) per QED common share.

Authorized share capital of PMC-Sierra. On July 10, 1997, the Company was reincorporated in the State of Delaware from the State of California. Prior to the reincorporation, the Company had authorized capital of 55,405,916 shares, 50,000,000 of which were designated "Common Stock", 5,000,000 of which were designated "Preferred Stock", and 405,916 of which were designated "Series D Preferred Stock". All authorized shares had no par value. After the reincorporation, the Company had an authorized capital of 55,000,000 shares, 50,000,000 of which were designated "Common Stock", $0.001 par value, and 5,000,000 of which were designated "Preferred Stock", $0.001 par value. The excess of the amount recorded as capital stock over the par value of capital stock on reincorporation has been recorded as additional paid in capital at December 31, 1997. The issued and outstanding shares immediately before and after the reincorporation remained the same. The reincorporation included no other significant changes with respect to shares outstanding, reserved shares and various applicable options, rights and warrants.

During 1998 and 1999, the Company's stockholders elected to add an additional 50,000,000 and 100,000,000 authorized shares of common stock, respectively, to the 50,000,000 shares of common stock authorized at the end of 1997. The Company currently has an authorized capital of 205,000,000 shares, 200,000,000 of which are designated "Common Stock", $0.001 par value, and 5,000,000 of which are designated "Preferred Stock", $0.001 par value.


Stock Splits. In April 1999, the Company's Board of Directors approved a two-for-one split of the Company's common stock in the form of a stock dividend that was applicable to shareholders of record on April 30, 1999, and effective on May 14, 1999.

In January 2000, the Company's Board of Directors approved another two-for-one split of the Company's common stock in the form of a stock dividend that was applicable to shareholders of record on January 31, 2000, and effective on February 14, 2000.

All references to share and per share data for all periods presented have been adjusted to give effect to these two-for-one stock splits.

Warrants. During 1996, the Company issued a warrant to purchase 100,000 shares of common stock at $2.31 per share to an investment banking firm in settlement for services previously expensed. The warrant expires in August 2000. In 1999, as a result of the Company's acquisition of Abrizio, Inc., the Company assumed warrants to purchase 174,580 shares of common stock at $1.66 per share. In 2000, as a result of the Company's acquisitions of AANetcom, Inc., Extreme Packet Devices, Inc. and Quantum Effect Devices, the Company assumed warrants to purchase 50,759, 63,162 and 68,434 shares of common stock at $9.36, $3.06 and $5.26 per share, respectively. These warrants expire between October 2002 and December 2005. At the end of 1999, warrants to purchase 266,633 shares of common stock were outstanding.

Exchangeable Shares. As a result of the acquisition of Extreme, each holder of the Extreme common stock received shares exchangeable into 0.2240 shares of PMC-Sierra common stock for each Extreme common share held. The shares are exchangeable, at the option of the holder, for PMC-Sierra common stock on a share-for-share basis. The exchangeable shares remain securities of PMC-Sierra and entitle the holders to dividend and other rights economically equivalent to that of PMC-Sierra common stock and, through a voting trust, to vote at shareholder meetings of PMC-Sierra. At December 31, 1999, 1,620,000 of these exchangeable shares were outstanding.

NOTE 9. Employee Benefit Plans

Employee Stock Purchase Plan. In 1991, the Company adopted an Employee Stock Purchase Plan ("ESPP") under Section 423 of the Internal Revenue Code. A total of 6,497,012 shares of common stock have been reserved for issuance under the Plan. Under this Plan, eligible employees may purchase a limited amount of common stock at a minimum of 85% of the market value at certain plan-defined dates.

During 1998, the Company's stockholders elected to add a provision to the ESPP. Under the new terms, the number of shares authorized to be available for issuance under the plan shall be increased automatically on January 1, 1999, and every year thereafter until the expiration of the plan. The increase will be limited to the lesser of (i) 1% of the outstanding shares on January 1 of each year, (ii) 2,000,000 shares, or (iii) an amount to be determined by the Board of Directors.

During 1999, 1998 and 1997, respectively, there were 229,518, 385,716 and 420,596 shares issued under the Plan at weighted-average prices of $8.12, $3.07 and $2.60 per share, respectively. The weighted-average fair value of the 1999, 1998 and 1997 awards was $9.32, $2.86 and $1.74 per share, respectively. During 1999, the Company's stockholders authorized an additional 1,257,012 shares to be available under the plan. At December 31, 1999, there were 2,221,994 shares of common stock available for issuance under the purchase plan.


Stock Option Plans. The Company has two main stock option plans: the 1987 Incentive Stock Plan and the 1994 Incentive Stock Plan. These plans cover grants of options to purchase the Company's common stock. The options generally expire within five to ten years and vest over four years.

During 1998, the Company's common stockholders elected to add a provision to the 1994 Incentive Stock Plan. Under the new terms, the number of shares authorized to be available for issuance under the plan shall be increased automatically on January 1, 1999 and every year thereafter until the expiration of the plan. The increase will be limited to the lesser of (i) 4% of the outstanding shares on January 1 of each year, (ii) 8,000,000 shares, or (iii) an amount to be determined by the Board of Directors.

In addition, the Company has, in connection with the acquisitions of various companies, assumed the stock option plans of each acquired company (see Note 2), and the related options are included in the following table.

Option activity under the option plans was as follows:

                                                                                               Weighted
                                                                                               Average
                                                 Options Available     Number of Options    Exercise Price
                                                    For Issuance          Outstanding         Per Share
                                                 -----------------     -----------------    --------------

Outstanding at December 31, 1996 (5,496,963            9,096,365         13,602,101          $  2.46
    options exercisable at a weighted average
    price of $1.73)
    Authorized                                         3,897,642                 -                -
    Granted (weighted average fair value of           (6,144,545)         6,144,545          $  4.09
       $2.00 per share)
    Exercised                                              -             (2,931,664)         $  1.73
    Expired                                             (144,448)                -               -
    Cancelled                                          1,974,885         (1,974,885)         $  3.68
                                                     ------------       -----------

Outstanding at December 31, 1997 (5,913,843            8,679,899         14,840,097          $  3.12
    options exercisable at a weighted average
    price of $2.12)
    Authorized                                         5,539,919                 -                -
    Granted (weighted average fair value of           (7,848,463)         7,848,463          $  5.30
       $4.08 per share)
    Exercised                                              -            (3,908,541)          $  1.61
    Expired                                              (54,768)                -                -
    Cancelled                                            665,756          (665,756)          $  5.41
                                                     ------------       -----------

Outstanding at December 31, 1998 (6,486,442            6,982,343        18,114,263           $  4.30
    options exercisable at a weighted average
    price of $3.17)
    Authorized                                         5,351,836
    Granted (weighted average fair value of          (10,866,489)       10,866,489           $ 28.88
       $16.09 per share)
    Exercised                                                           (3,659,296)          $  2.74
    Expired                                               (2,702)             -                   -
    Repurchased                                            4,568              -                   -
    Cancelled                                            401,508          (398,836)          $ 11.64
                                                     ------------       -----------
Outstanding at December 31, 1999                       1,871,064        24,922,620           $ 15.13
                                                     ============       ===========


The following table summarizes information concerning options outstanding for the combined option plans at December 31, 1999:


                                             Options Outstanding                    Options Exercisable
                            ---------------------------------------------------------------------------------
                                            Weighted
                                              Average
                                             Remaining        Weighted                           Weighted
                                            Contractual        Average                            Average
    Range of Exercise          Number          Life           Exercise           Number          Exercise
          Prices           Outstanding       (years)        Price per share    Exercisable     Price per share
  ------------------       -----------      -----------     ---------------    ------------    ---------------
  $   0.02 - $  3.53        6,195,711          7.21        $    2.02              3,446,083       $ 2.41
  $   3.57 - $  6.25        3,825,378          6.77             4.18              2,792,999         4.12
  $   6.35 - $ 14.05        5,383,078          8.20             8.22              2,059,532         8.02
  $  15.99 - $ 25.97        5,442,174          9.12            17.56                  1,290        25.97
  $  32.21 - $ 53.07        4,076,279          9.93            51.21                      0         0.00
                          -----------                                            -----------
  $   0.02 - $53.07        24,922,620          8.22            15.13              8,299,904         4.38
                          ===========                                            ===========



Stock-based compensation. In accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company applies APB Opinion 25 and related interpretations in accounting for its stock-based awards. The Company's ESPP is non-compensatory under APB Opinion 25. The Company also does not recognize compensation expense for employee stock options which are granted with exercise prices equal to the fair market value of the Company's common stock at the date of grant.

Pro forma information regarding net income (loss) and net income (loss) per share is required by SFAS 123 for awards granted or modified after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under the fair value method of SFAS 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards to employees. The fair value of the Company's stock-based awards to employees was estimated using the multiple option approach, recognizing forfeitures as they occur, assuming no expected dividends and using the following weighted average assumptions:

                                      Options                    ESPP
                            -----------------------     ------------------------
                             1999     1998     1997     1999      1998     1997
                             ----     ----     ----     ----      ----     ----
Expected life (years)        3.4      3.4      2.6      1.4       1.5      1.4
Expected volatility          0.7      0.7      0.7      0.7       0.7      0.8
Risk-free interest rate      5.4%     5.2%     6.0%     5.2%      5.2%     5.9%

If the computed fair values of 1999, 1998 and 1997 awards had been amortized to expense over the vesting period of the awards as prescribed by SFAS 123, net income (loss) and net income (loss) per share would have been:

(in thousands except per share amounts):

                                               1999         1998          1997
                                            --------      --------     --------
Net income (loss)                           $ 47,947      $(33,266)     $26,005
Basic net income (loss) per share               0.33         (0.24)        0.20
Diluted net income (loss) per share             0.30         (0.24)        0.19

The pro forma disclosures above include the effect of SFAS 128 relating to the calculation of net income per share and FASB Technical Bulletin 97-1, which clarified the application of SFAS 123 for the estimation of the fair value of awards under ESPP plans with a multiple year look-back feature.

Because SFAS 123 is applicable only to awards granted or modified subsequent to December 31, 1994, the pro forma effect is not indicative of future pro forma adjustments, when the calculation will apply to all applicable stock awards.


NOTE 10.  Income Taxes

The income tax provisions, calculated under Statement of Financial Accounting Standard No. 109 ("SFAS 109"), consist of the following:

                                             Year Ended December 31,
                                    -------------------------------------------
(IN THOUSANDS)                           1999             1998            1997
-------------------------------------------------------------------------------
Current:
  Federal                            $     -          $     -        $  (1,797)
  State                                   525              190             (12)
  Foreign                              43,842           23,868          13,963
-------------------------------------------------------------------------------
                                       44,367           24,058          12,154
-------------------------------------------------------------------------------
Deferred:
  Federal                                (132)             (43)          2,251
  Foreign                              (2,898)          (1,040)          1,411
-------------------------------------------------------------------------------
                                       (3,030)          (1,083)          3,662
-------------------------------------------------------------------------------
Provision for income taxes           $ 41,337         $ 22,975        $ 15,816
                                    ===========================================

A reconciliation between the Company's effective tax rate and the U.S. Federal statutory rate is as follows:

                                                     Year Ended December 31,
                                              ----------------------------------
(IN THOUSANDS)                                     1999        1998        1997
--------------------------------------------------------------------------------

Income (loss) before provision for income
   taxes                                      $ 115,776    $  1,388    $ 46,351
Federal statutory tax rate                          35%         35%         35%
Income taxes at U.S. Federal statutory rate   $  40,522       $ 486    $ 16,223
State taxes, net of federal benefit                 525           -           -
Net operating losses (utilized) not utilized       (941)      6,389      (3,149)
In-process research and development costs
  relating to IGT acquisition                         -      13,214           -
In-process research and development costs
  relating to other acquisitions                      -         497           -
Impairment of intangible assets                       -       1,509           -
Incremental taxes on foreign earnings              (698)        234       2,258
Other                                             1,929         646         484
--------------------------------------------------------------------------------
Provision for income taxes                    $  41,337    $ 22,975    $ 15,816
                                              ==================================



Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                             December 31,
                                                     -------------------------
(IN THOUSANDS)                                           1999            1998
------------------------------------------------------------------------------
Deferred tax assets:
Net operating loss carryforwards                     $ 62,625        $ 28,582
State tax loss carryforwards                            4,294           1,897
Credit carryforwards                                    7,405           4,526
Reserves and accrued expenses                           6,487           1,330
Restructuring and other charges                           842           3,732
Deferred income                                         9,328           1,682
------------------------------------------------------------------------------
Total deferred tax assets                              90,981          41,749
Valuation allowance                                   (81,711)        (40,243)
------------------------------------------------------------------------------
Total net deferred tax assets                           9,270           1,506
------------------------------------------------------------------------------
Deferred tax liabilities:
Depreciation                                           (8,885)         (4,015)
Capitalized technology                                   (206)           (342)
------------------------------------------------------------------------------
Total deferred tax liabilities                         (9,091)         (4,357)
------------------------------------------------------------------------------
Total net deferred taxes                                $ 179        $ (2,851)
                                                     =========================

At December 31, 1999, the Company has approximately $183,157,000 of federal net operating losses, which will expire from 2000 to 2019. Included in the federal net operating losses is $13,726,000 which is subject to a limitation due to ownership change limitations provided by the Internal Revenue Code of 1986. The Company also has approximately $77,657,000 of state tax loss carryforwards, which expire from 2001 to 2013. The utilization of these state losses is subject to a limitation due to ownership change limitations provided by the various state income tax legislation.

Included in the credit carryforwards at December 31, 1999 are $3,585,000 of federal research and development credits, which will expire from 2000 to 2012, $628,000 of state manufacturer's investment credits which expire from 2002 to 2006, $1,767,000 of foreign tax credits which expire from 2000 to 2003, $1,012,000 of state research and development credits and $410,000 of federal AMT credits which carryforward indefinitely.

Not included in the deferred assets at December 31, 1999 are approximately $39,547,000 of cumulative tax deductions related to equity transactions, the benefit of which will be credited to stockholders' equity, if and when realized after the other tax deductions in the carryforwards have been realized.

The pretax income from foreign operations was $116,839,000 in 1999, $61,298,000 in 1998 and $37,200,000 in 1997. Undistributed earnings of the Company's foreign subsidiaries are considered to be indefinitely reinvested and accordingly, no provision for federal and state income taxes have been provided thereon. Upon distribution of those earnings in the form of a dividend or otherwise, the Company would be subject to both US income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. It is not practical to estimate the income tax liability that might be incurred on the remittance of such earnings.


NOTE 11.  Segment Information

The Company has two operating segments: networking and non-networking products. The networking segment consists of internetworking semiconductor devices and related technical service and support to equipment manufacturers for use in their communications and networking equipment. The non-networking segment includes user interface products such as custom, modem and other semiconductors. The Company is supporting these products for existing customers, but has decided not to develop any further products of this type.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on gross margins from operations of the two segments.

Summarized financial information by segment is as follows:

                                         Year Ended December 31,
                        ------------------------------------------------
(in thousands)                1999              1998              1997
------------------------------------------------------------------------
Net revenues

Networking                $  277,452       $   150,143        $   97,683
Non-Networking                17,291            22,273            41,654
------------------------------------------------------------------------
Total                     $  294,743       $   172,416       $   139,337
                        =============  =================================


Gross profit

Networking               $   214,186       $   117,830        $   80,702
Non-Networking                 7,928            10,529            24,572
------------------------------------------------------------------------
Total                    $   222,114       $   128,359        $  105,274
                        ================================================


Enterprise-wide information is provided in accordance with SFAS 131. Geographic revenue information is based on the location of the customer invoiced. Long-lived assets include property and equipment, goodwill and other intangible assets, investments and other assets and deposits for wafer fabrication capacity, and is based on the physical location of the assets.


                                        Year Ended December 31,
                            ------------------------------------------------
(in thousands)                    1999              1998              1997
----------------------------------------------------------------------------
Net revenues
  United States                $ 205,473         $ 118,941         $ 100,858
  Canada                          42,731            15,851            12,373
  Europe and Middle East          14,830            13,449            12,114
  Asia                            31,521            24,076            13,693
  Other foreign                      188                99               299
                              ----------       -----------      ------------
Total                          $ 294,743         $ 172,416         $ 139,337
                              ==========       ===========      ============

Long-lived assets
  United States                $  34,700         $  40,121         $  28,724
  Canada                          57,311            38,865            29,297
  Other                            1,040               855               849
                              ----------       -----------      ------------
Total                          $  93,051         $  79,841         $  58,870
                              ==========       ===========      ============



The Company has revenues from external customers (1999 and 1998 - 2, 1997 - 1) that exceed 10% of total net revenues as follows:


                                          Year Ended December 31,
                               -----------------------------------------
(in thousands)                 1999              1998              1997
------------------------------------------------------------------------

Networking                  $ 95,764          $ 31,780          $  1,757
Non-Networking                     -            18,579            21,403

NOTE 12.  Restructuring

On September 29, 1996, the Company recorded a restructuring charge in connection with the Company's decision to exit from the modem chipset business and the associated restructuring of the Company's non-networking product operations. In 1997, the Company recorded a recovery of $1,383,000 from the reversal of the excess accrued restructuring charge related to the completion of the restructuring. There were no additional amounts incurred related to this restructuring in 1999 and 1998.


NOTE 13.  Net Income (Loss) Per Share

The following  table sets forth the  computation of basic and diluted net income
(loss) per share:


                                                          December 31,
                                           -----------------------------------
                                              1999         1998          1997
Numerator:
  Net income (loss)                        $ 74,439    $ (21,587)     $ 30,535
                                           -----------------------------------

Denominator:
  Basic weighted average common shares
     outstanding (1)                        146,064      137,030       127,767
  Effect of dilutive securities:
     Stock options                           13,590            -         6,310
     Stock warrants                             116            -            56
                                           -----------------------------------
  Diluted weighted average common shares
     outstanding                            159,770      137,030       134,133
                                           ===================================

Basic net income (loss) per share          $   0.51    $   (0.16)     $   0.24
                                           ===================================

Diluted net income (loss) per share        $   0.47    $   (0.16)     $   0.23
                                           ===================================

(1) PMC-Sierra, Ltd. Special Shares are included in the calculation of basic weighted average common shares outstanding.

NOTE 14.  Subsequent Events

During fiscal 2000, the Company acquired Toucan,  AANetcom, and Extreme and QED.
These   acquisitions  have been  accounted for as poolings of interests  and are reflected in these financial statements. Refer to Note 2 for more details.

On June 27, 2000, the Company acquired Malleable Technologies Inc., a privately held fabless semiconductor company located in the United States. The Company issued approximately 1,250,000 PMC-Sierra common shares and options in exchange for the remaining 85% interest of Malleable's outstanding common stock, options and warrants that the Company did not already own. This transaction will be accounted for as a purchase.

On July 21, 2000, the Company completed the acquisition of Datum Telegraphic Inc., a privately held fabless semiconductor company located in Canada. The Company issued approximately 681,000 PMC-Sierra common shares and options and paid approximately $17 million in cash in exchange for the remaining 92% interest of Datum's outstanding common stock and options that the Company did not already own. This transaction will be accounted for as a purchase.

On September 29, 2000, the Company acquired SwitchOn Networks, Inc., a privately held fabless semiconductor located in the United States. Under the terms of the agreement, approximately 2,113,000 shares of common stock were issued and stock options and warrants were assumed to acquire SwitchOn. This transaction will be accounted for as a pooling of interests.

The pro forma effects of the Malleable, Datum and SwitchOn acquisitions on the reported financial position and the results of operations are not presented in this document.

(c) Exhibits pursuant to Item 601 of Regulation S-K



Exhibit       Description
Number
----------------------------------------------------------------------------

23.1          Consent of Deloitte & Touche LLP, Independent
              Auditors

27            Restated Financial Data Schedules